EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name of company	Direct and indirect ownership percentage	Country of organization

Elscint Ltd.	100	Israel
Bea Hotels N.V.	100	The Netherlands
Elbit Ultrasound (Netherlands) B.V.	100	The Netherlands
Elbit Plaza India Real Estate Holdings Limited	50.0 (1)	Cyprus
InSightec Ltd.	71.2 (2)	Israel
Plaza Centers N.V.	67.5 (3)	The Netherlands
Elbit Trade & Retail Ltd.	100	Israel
Elbit Plaza USA, L.P.	100 (4)	USA
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(1)	We hold 47.5% of the shares in Elbit Plaza India Real Estate Holdings Limited directly, and an additional 47.5% through Plaza Centers N.V.
(2)
Approximately 60% on a fully diluted basis, including warrants granted by InSightec Ltd. contingent upon certain rates of return as well as 2,000,000 options exercisable into InSightec Ltd.'s ordinary shares which vest upon the initial public offering of InSightec Ltd.

(3)	Approximately 63% on a fully diluted basis.
(4)	We hold 50% in Elbit Plaza USA, L.P. directly, and an additional 50% through Plaza Centers N.V.